Exhibit 4.4

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN AND FOR NEW CASTLE COUNTY

CME GROUP INC, a Delaware Corporation, as	)
successor by merger to CBOT HOLDINGS, INC., a	)
Delaware corporation; THE BOARD OF TRADE	)
OF THE CITY OF CHICAGO, INC., a Delaware	)
corporation; and MICHAEL FLOODSTRAND and	)
THOMAS J. WARD and All Others Similarly	)
Situated,	)
)
Plaintiffs,	)
)
v.	)	Civil Action No. 2369-VCN
)
CHICAGO BOARD OPTIONS EXCHANGE,	)
INC., a Delaware non-stock corporation,	)
WILLIAM J. BRODSKY, JOHN E. SMOLLEN,	)
ROBERT J. BIRNBAUM, JAMES R. BORIS,	)
MARK F. DUFFY, DAVID FISHER, JONATHAN	)
G. FLATOW, JANET P. FROETSCHER,	)
BRADLEY G. GRIFFITH, PAUL J. JIGANTI,	)
PAUL KEPES, STUART K. KIPNES, DUANE R.	)
KULLBERG, JAMES P. MacGILVRAY,	)
ANTHONY D. McCORMICK, R. EDEN	)
MARTIN, KEVIN MURPHY, RODERICK	)
PALMORE, THOMAS H. PATRICK, JR., SUSAN	)
M. PHILLIPS, WILLIAM R. POWER, SAMUEL	)
K. SKINNER, CAROLE E. STONE, HOWARD L.	)
STONE, and EUGENE S.SUNSHINE,	)
)
Defendants.	)

STIPULATION OF SETTLEMENT

The parties to the above-captioned class action (the “Action”), by and through their respective attorneys, have entered into the following Stipulation of Settlement (the “Stipulation”), dated as of August 20, 2008, subject to the approval of the Court of Chancery of the State of Delaware (the “Court”).  The settlement contemplated by this Stipulation is referred to herein as the “Settlement.”

BACKGROUND

1.             The Chicago Board Options Exchange, Incorporated (“CBOE,” as more fully defined below) is a national securities exchange that is regulated by the United States Securities and Exchange Commission (“SEC”).

2.             CBOE was established and initially funded by the Board of Trade of the City of Chicago, Inc. (“Board of Trade” or “CBOT”).  As a result, in 1972, the Board of Trade included a right in Article Fifth(b) (“Article Fifth(b)”) of CBOE’s Certificate of Incorporation (the “Charter”) –known as the “Exercise Right” –that allows a Board of Trade “member” to become a member of CBOE without separately paying for that membership.  Specifically, Article Fifth(b) provides that:

[E]very present and future member of [the] Board of Trade who applies for membership in the [CBOE] and who otherwise qualifies shall, so long as he remains a member of [the] Board of Trade, be entitled to be a member of the [CBOE] . . . without the necessity of acquiring such membership for consideration or value from [CBOE].

Board of Trade members who became CBOE members pursuant to Article Fifth(b) were known as “Exerciser Members.”

3.             As a provision of CBOE’s Charter, Article Fifth(b) is an exchange rule under the Securities Exchange Act of 1934 (the “Exchange Act”).  As an exchange rule, any interpretation of Article Fifth(b) by CBOE must be approved by the SEC to become effective.  In response to various organizational changes at the CBOT over the years, CBOE interpreted Article Fifth(b) for purposes of defining CBOT “members” under Article Fifth(b) in light of those changed circumstances.  On each such occasion, CBOE submitted its interpretation, to which CBOT sometimes agreed, to the SEC and those interpretations became effective upon approval by the SEC.

4.             One of those interpretations of Article Fifth(b) occurred in 1992 and is embodied in an agreement between CBOE and the Board of Trade dated September 1, 1992, that reflected the parties’ shared interpretation of Article Fifth(b) under certain scenarios (the “1992 Agreement”).  The interpretation reflected in the 1992 Agreement was approved by the SEC in June 1993.

5.             In 2000, the Board of Trade announced its intention to demutualize.  Under CBOE’s initial interpretation, the Board of Trade’s then-proposed demutualization plan would have eliminated Board of Trade “members” as contemplated by Article Fifth(b) and would therefore have eliminated Exercise Right eligibility.  The Board of Trade challenged CBOE’s initial interpretation and filed an action in Illinois state court.  CBOE and the Board of Trade thereafter entered into an agreement, dated August 7, 2001, and subsequently amended by letter agreements dated September 13, 2002, October 7, 2004 and February 14, 2005 (collectively the “2001 Agreement”), reflecting the parties’ shared interpretation that Exercise Right eligibility under Article Fifth(b) would survive the Board of Trade’s demutualization under certain specified conditions.

6.             On September 14, 2005, CBOE announced that it intended to demutualize and convert its members’ interests into shares in a stock corporation.  In July 2006, CBOE’s Board of Directors (the “CBOE Board”) established a Special Committee of four independent directors to value, for purposes of the contemplated demutualization, the relative interests of Exerciser Members and CBOE members who paid for their memberships (“CBOE Seat Owners”).

7.             On August 23, 2006, CBOT Holdings, Inc. (“CBOT Holdings”), its wholly-owned subsidiary, the Board of Trade, and two individuals – Michael Floodstrand and Thomas Ward (the “Individual Plaintiffs”), representing a proposed class of certain Board of Trade members –filed this Action against CBOE and the CBOE Board regarding CBOE’s planned demutualization (CBOT Holdings and its successor CME Group (as defined below), the Board of Trade, and the Individual Plaintiffs are referred to collectively herein as “Plaintiffs”).  In their original Complaint, Plaintiffs sought, among other things, a declaratory judgment that CBOE was required by Article Fifth(b) and the 1992 Agreement to treat Exerciser Members of CBOE and CBOE Seat Owners equally in the demutualization.

8.             On October 17, 2006, CBOT Holdings and Chicago Mercantile Exchange Holdings, Inc., now known as CME Group Inc. (“CME Group”), announced a transaction whereby CME Group would merge with CBOT Holdings, and CME Group would survive the merger (the “CME Transaction”).  The Board of Trade, a wholly-owned subsidiary of CBOT Holdings before the CME Transaction, would become a wholly-owned subsidiary of CME Group after the CME Transaction.

9.             On December 12, 2006, the CBOE Board met to consider how to interpret Article Fifth(b) in light of the anticipated CME Transaction, and it unanimously concluded that the CME Transaction would extinguish the eligibility of the Individual Plaintiffs and their putative class under Article Fifth(b) to become members of CBOE pursuant to the Exercise Right.

10.           On December 12, 2006, CBOE filed its interpretation of Article Fifth(b) with the SEC pursuant to the Exchange Act.  In rule filing SR-CBOE-2006-106, CBOE sought the SEC’s approval of that interpretation (CBOE’s December 12, 2006 SEC filing, as amended, will be referred to as the “Eligibility Rule Filing”).  Specifically, in the Eligibility Rule Filing, CBOE sought the SEC’s approval of its interpretation of Article Fifth(b) that, upon consummation of the CME Transaction, no persons any longer would qualify as “members” of the Board of Trade as that term is used in Article Fifth(b) and that, as a result, no person would be eligible to be an

Exerciser Member of CBOE.  In response to the Eligibility Rule Filing, CBOT Holdings, the Board of Trade and counsel for the putative class submitted several separate filings to the SEC arguing that CBOE’s interpretation of Article Fifth(b) constituted a breach of several governing contractual provisions, as well as a breach of fiduciary duty, and therefore should not be approved by the SEC.  These filings urged the SEC to disapprove the Eligibility Rule Filing, or alternatively, to defer ruling until the Court had decided the issues presented in this Action.

11.           On January 4, 2007, Plaintiffs filed their Second Amended Complaint.  In the Second Amended Complaint, Plaintiffs added claims challenging the CBOE Board’s decision to approve the interpretation of Article Fifth(b) embodied in the Eligibility Rule Filing as being a breach of contract and a violation of the CBOE Board’s fiduciary duties under Delaware law.

12.           On January 25, 2007, the CBOE Board approved a plan of demutualization.  That plan of demutualization assumed that the CME Transaction would be completed prior to CBOE’s demutualization and that the SEC would approve the Eligibility Rule Filing.  As a result, CBOE’s demutualization plan did not provide for the conversion of any interest held by those who claimed to be, or to have the right to become, Exerciser Members into shares of stock as part of CBOE’s proposed demutualization.

13.           On June 6, 2007, CME Group and CBOT Holdings announced that the vote to approve the CME Transaction would take place on July 9, 2007 and that, if approved, the CME Transaction would be consummated immediately thereafter.  On June 29, 2007, to address that situation, the CBOE Board approved an interpretation of CBOE Rule 3.19 (the “Continued Membership Interpretation”), which provided that persons who were Exerciser Members in good standing before the consummation of the CME Transaction would temporarily retain their CBOE membership status until the SEC ruled on the Eligibility Rule Filing (persons who temporarily retained their CBOE membership status pursuant to the Continued Membership Interpretation and the Transition Rule Filing (as defined below) are referred to herein as “CBOE Temporary Members”).  The Continued Membership Interpretation was filed with the SEC on July 2, 2007 pursuant to rule filing SR-CBOE-2007-77 and was immediately effective.

14.           On July 9, 2007, the shareholders of CME Group and CBOT Holdings and members of the Board of Trade voted to approve the CME Transaction.  On July 12, 2007, the CME Transaction was consummated, and the Board of Trade became a wholly-owned subsidiary of CME Group.

15.           On August 3, 2007, the Court denied Plaintiffs’ motion for a temporary restraining order enjoining CBOE and the CBOE Board from implementing or enforcing the Continued Membership Interpretation.  On the same date, the Court issued a separate Memorandum Opinion staying the Action pending final action by the SEC on the Eligibility Rule Filing.

16.           On August 28, 2007, the CBOE Board approved a second interpretation of CBOE Rule 3.19, which provided that the membership status of CBOE Temporary Members would continue after the SEC approved the Eligibility Rule Filing until other specified events occurred (the “Transition Rule Filing”).  The Transition Rule Filing was filed with the SEC on September 10, 2007 in rule filing SR-CBOE-2007-107 and was effective on filing.

17.           On January 15, 2008, in Securities Exchange Act Release No. 34-57159 (Jan. 15, 2008), reprinted at 73 FR 3769 (Jan. 22, 2008), the SEC issued an order approving the interpretation in the Eligibility Rule Filing that no person qualifies to become or remain an Exerciser Member of CBOE pursuant to Article Fifth(b) following the CME Transaction (the “SEC Approval Order”).  The SEC Approval Order further stated that the SEC was not deciding issues that solely involved matters of state law, that the Court had jurisdiction to decide those state law issues, and that if the Court disagreed with the assumptions upon which the SEC Approval Order was based with respect to those state law issues, CBOE might be required to amend the Eligibility Rule Filing to conform with the Court’s ruling or, alternatively, the SEC could exercise its authority and amend the Eligibility Rule Filing sua sponte.

18.           On February 6, 2008, Plaintiffs filed their Third Amended Complaint (the “Amended Complaint”) against CBOE and the following current or former CBOE directors: William J. Brodsky, John E. Smollen, Robert J. Birnbaum, James R. Boris, Mark F. Duffy, David Fisher, Jonathan G. Flatow, Janet P. Froetscher, Bradley G. Griffith, Paul J. Jiganti, Paul Kepes, Stuart K. Kipnes, Duane R. Kullberg, James P. MacGilvray, Anthony D. McCormick, R. Eden Martin, Kevin Murphy, Roderick Palmore, Thomas H. Patrick, Jr., Susan M. Phillips, William R. Power, Samuel K. Skinner, Carole E. Stone, Howard L. Stone, and Eugene S. Sunshine (the “CBOE Director Defendants”) (CBOE and the CBOE Director Defendants will be referred to herein collectively as the “Defendants”).  In the Amended Complaint, Plaintiffs seek, among other things, an injunction barring CBOE and its directors from (i) “terminating the Exercise Right” following the completion of the CME Group Transaction, (ii) “limiting or eliminating” the rights, including trading rights, of Exerciser Members upon completion of the CME Group Transaction, and (iii) issuing any stock to CBOE Seat Owners as part of the demutualization transaction unless Exerciser Members receive the same stock and other consideration.  In addition, the Amended Complaint seeks a judicial declaration that CBOE (i) breached the 1992 Agreement by determining that the putative class does not have the right to participate in the demutualization on the same terms as CBOE Seat Owners, (ii) breached Article Fifth(b), the 1992 Agreement and the 2001 Agreement by seeking to “unilaterally extinguish”

the Exercise Rights of the putative class upon the consummation of the CME Group Transaction, (iii) would be in breach of the 1992 Agreement if CBOE does not give CBOT full members at least 90 days notice of any CBOE demutualization transaction so that CBOT full members who had not yet exercised the Exercise Right would have an opportunity to do so, and (iv) would be in breach of its Certificate of Incorporation if it issued any stock to CBOE Seat Owners without allowing Exerciser Members to participate equally in any stock issuance or distribution.  With regard to CBOE’s directors, Plaintiffs sought a judicial declaration that CBOE’s directors breached their fiduciary duties and the “express language of the Charter” by “limiting the access rights” of the putative class when they approved the Eligibility Rule Filing, the Continued Membership Interpretation and the Transition Rule Filing.  The Amended Complaint also sought an order requiring that the Defendants pay damages to Plaintiffs as a result of their alleged wrongful conduct.  Finally, the Amended Complaint substituted CME Group as a plaintiff for CBOT Holdings.

19.           On February 7, 2008, the Defendants moved for summary judgment and, on April 21, 2008, the Defendants filed an amended motion for partial summary judgment.  On March 19, 2008, Plaintiffs filed a renewed motion for summary judgment regarding their breach of contract and equal treatment claims.  The parties’ cross-motions for summary judgment were fully briefed and oral argument was scheduled for June 4, 2008.

20.           On March 14, 2008, the Board of Trade, Michael Floodstrand and Thomas J. Ward filed a Petition for Review in the United States Court of Appeals for the District of Columbia Circuit, Case No. 08-1116, seeking review of the SEC Approval Order (the “Federal Appeal”).  The Federal Appeal is currently stayed.

21.           After the filing of the Amended Complaint, Plaintiffs began conducting limited discovery related to the issues raised in the Defendants’ amended motion for partial summary judgment, including by serving document requests and interrogatories on the Defendants and obtaining documents and interrogatory responses.

22.           Throughout the Action, and in connection with the proceedings before the SEC regarding the Eligibility Rule Filing, the Continued Membership Interpretation and the Transition Rule Filing, the Defendants have (i) denied all allegations of wrongdoing, (ii) asserted that the Plaintiffs and the putative class are entitled to no relief whatsoever, and (iii) vigorously litigated all issues.

23.           Following extensive negotiations, the parties reached an agreement in principle regarding Settlement terms on June 2, 2008.

24.           Plaintiffs entered into this Stipulation after taking into account, among other things: (i) the substantial benefits to the Participating Class Members (as defined below) from the Settlement, including the distribution of Settlement Consideration (as defined below) provided for herein, (ii) the risks of continued litigation in this Action, (iii) the conclusion of Plaintiffs and their counsel that the terms and conditions of this Settlement are substantively and procedurally fair, reasonable, adequate and in the best interests of Plaintiffs and the Settlement Class Members.

25.           The parties to this Stipulation recognize that the Action was filed by Plaintiffs and defended by Defendants in good faith and that the Action is being voluntarily settled after advice of counsel.

26.           This Stipulation shall not be construed or deemed to be a concession by Plaintiffs of any infirmity asserted in the Action, nor shall it be construed or deemed to be evidence of or an admission or concession on the part of any of the Defendants with respect to any claim or allegation or of any fault or liability or wrongdoing or damage whatsoever, or of any infirmity in the defenses that any of the Defendants have asserted.

27.           Defendants have denied, and continue to deny, any liability or wrongdoing with respect to any and all claims alleged in this Action or otherwise by Plaintiffs.  While denying any fault or wrongdoing, and without conceding any infirmity in their defenses against the claims alleged in this Action, Defendants consider it desirable that this Action be dismissed, subject to the terms and conditions herein, because the Settlement will eliminate the substantial burden, expense, inconvenience, and distraction of continued litigation and will dispel any uncertainty that may exist as a result of the pendency of this Action.

28.           No motion for class certification has been presented to the Court, and the Court has not yet made any rulings on whether the putative class described in this Stipulation should be certified.

THE SETTLEMENT

29.           It is stipulated and agreed, subject to entry of the Order of Approval and Final Judgment (as defined below) by the Court pursuant to Court of Chancery Rule 23 and subject to the provisions of paragraph 48 hereof, for the good and valuable Settlement Consideration (as defined below) set forth herein and conferred on the named Individual Plaintiffs and the Settlement Class Members (as such terms are defined below) (as preliminarily certified by the Court in its Scheduling Order), that all of the Settled Claims (as defined below) are completely, fully, finally, and forever compromised, settled, released, discharged, extinguished, and dismissed with prejudice, as against the Released Parties (as defined below), upon and subject to the terms and conditions set forth herein.

30.           For purposes of this Stipulation:

30A.     “B-1 Membership” means a Series B-1 membership of the CBOT.

30B.     “CBOE” means (1) prior to the completion of the CBOE Demutualization Transaction, Chicago Board Options Exchange, Incorporated, a Delaware non-stock corporation, and (2) after the completion of the CBOE Demutualization Transaction, Chicago Board Options Exchange, Incorporated, a Delaware stock corporation.

30C.     “CBOE Conversion Event” means (i) any consolidation, combination or merger of CBOE with another entity, other than the CBOE Demutualization Transaction, regardless of which entity is the surviving entity, in connection with which CBOE Seat Owners shall be entitled to receive securities, cash, assets, rights or other property or things of value (or any combination thereof) in respect of their memberships, (ii) the sale, lease, transfer, license or other disposition, in a single transaction or series of transactions, of all or substantially all of the assets of CBOE, (iii) any liquidation, dissolution, or winding up of CBOE or (iv) any recapitalization, reorganization or other transaction or event, or series of transactions or events, other than the CBOE Demutualization Transaction, upon the effectiveness of which CBOE Seat Owners shall be entitled to receive securities, cash, assets, rights or other property or things of value (or any combination thereof) upon conversion, sale or other disposition of, or in exchange for, their memberships.

30D.     “CBOE Conversion Event Date” means the date on which a CBOE Conversion Event is effective.

30E.      “CBOE Demutualization Date” means the date on which the CBOE Demutualization Transaction is effective.

30F.      “CBOE Demutualization Entity” means CBOE Holdings, Inc., a Delaware stock corporation, or such other Delaware stock corporation, including CBOE, if applicable, the common stock of which is issued to CBOE Seat Owners and Participating Group A Settlement Class Members in the CBOE Demutualization Transaction.

30G.     “CBOE Demutualization Transaction” means the transaction in which the memberships held by CBOE Seat Owners will be converted into or exchanged for Class A Common Stock of the CBOE Demutualization Entity.

30H.     “CBOT Common Stock” means the Class A common stock, par value $0.001 per share, of CBOT Holdings.

30I.       “Class A Common Stock of the CBOE Demutualization Entity” means the Class A common stock of the CBOE Demutualization Entity to be issued to CBOE Seat Owners in connection with the CBOE Demutualization Transaction.

30J.      “Class B Common Stock of the CBOE Demutualization Entity” means the Class B common stock of the CBOE Demutualization Entity to be issued to Participating Group A Settlement Class Members in connection with the CBOE Demutualization Transaction pursuant to this Settlement.

30K.     “Class Counsel” shall be the counsel of record for the Group A Settlement Class and the Group B Settlement Class.  Counsel of record for the Group A Settlement Class is Gordon B. Nash, Jr. and Scott C. Lascari of Drinker Biddle & Reath LLP and Andre G. Bouchard of Bouchard, Margules & Friedlander, P.A.  Counsel of record for the Group B Settlement Class is Peter B. Carey of the Law Offices of Peter B. Carey and Kenneth J. Nachbar of Morris, Nichols, Arsht & Tunnell LLP.

30L.      “CME Group Common Stock” means the Class A common stock, par value $0.01 per share, of CME Group.

30M.    “Common Stock of the CBOE Demutualization Entity” means the Class A Common Stock of the CBOE Demutualization Entity and the Class B Common Stock of the CBOE Demutualization Entity.  The powers, designations, preferences and relative, participating, optional and other special rights, if any, and the qualifications, limitations and restrictions (collectively, the “Rights”) of the Class A Common Stock of the CBOE Demutualization Entity and the Class B Common Stock of the CBOE Demutualization Entity shall be identical in all respects at all times prior to an Initial Public Offering, except that the Class B Common Stock of the CBOE Demutualization Entity shall have no voting rights or privileges of any kind; provided, however that the holders of Class B Common Stock of the CBOE Demutualization Entity shall be entitled to vote as a separate class (i) as required by the Delaware General Corporation Law and (ii) on any proposed consolidation or merger of the CBOE Demutualization Entity with another entity, but only if such consolidation or merger would result in either (x) the consideration per share received by the holders of the Class A Common Stock of the CBOE Demutualization Entity in connection with such consolidation or merger being different than the consideration per share received by the holders of the Class B Common Stock of the CBOE Demutualization Entity in connection with such consolidation or merger, or (y) an amendment to the certificate of incorporation of the CBOE Demutualization Entity that affects the Rights of the Class B Common Stock of the CBOE Demutualization Entity differently than such amendment affects the Rights of the Class A Common Stock of the CBOE Demutualization Entity.  Until completion of an Initial Public Offering and the conversion of all shares of Class B Common Stock of the CBOE Demutualization Entity into shares of Class A Common Stock of the CBOE Demutualization

Entity, the CBOE Demutualization Entity shall not (a) purchase or redeem (or permit a subsidiary to purchase or redeem) any shares of its capital stock other than offers to purchase or redeem that are made to holders of the Class A Common Stock of the CBOE Demutualization Entity and holders of the Class B Common Stock of the CBOE Demutualization Entity on identical terms, except that the number of shares subject to such offers shall be pro rata based on the number of outstanding shares of Class A Common Stock of the CBOE Demutualization Entity and Class B Common Stock of the CBOE Demutualization Entity, (b) declare or pay any dividend, including a dividend paid in additional shares of capital stock, or make any payment or distribution of any kind on the shares of Class A Common Stock of the CBOE Demutualization Entity unless an identical dividend, payment or distribution is concurrently paid on the shares of Class B Common Stock of the CBOE Demutualization Entity, or (c) effect any stock split or reverse stock split with respect to the Class A Common Stock of the CBOE Demutualization Entity unless an identical stock split or reverse stock split is concurrently made with respect to the Class B Common Stock of the CBOE Demutualization Entity.

30N.     “Eligibility Date” means 5:00 p.m., Chicago time, on the 45th day following the entry of the Scheduling Order; provided, however, that if that date falls on a weekend or holiday, the Eligibility Date will be on the next business day.

30O.     “Exercise Right Privilege” means the privilege that, together with a B-1 Membership and 27,338 shares of CBOT Common Stock (which in the CME Transaction became 10,251.75 shares of CME Group Common Stock) constituted an Exercise Right, whether or not unbundled from a B-1 Membership.

30P.      “Final Approval” means the occurrence of all of the following events: (a) this Stipulation is approved in all respects by the Court or is modified by the parties and approved by the Court, (b) the Court enters an Order of Approval and Final Judgment substantially in the form attached hereto as Exhibit A (“Order of Approval and Final Judgment”), and (c) the time to appeal or seek permission to appeal from the Order of Approval and Final Judgment has expired without an appeal being filed or, if an appeal is taken from the Order of Approval and Final Judgment, the Order of Approval and Final Judgment has been affirmed in its entirety by the court of last resort to which such appeal has been taken and such affirmance has become no longer subject to further appeal or review.

30Q.     A “Group A Settlement Unit” shall consist of the following interests: (i) one B-1 Membership; (ii) one Exercise Right Privilege; and (iii) at least 10,251.75 shares of CME Group Common Stock; provided that (A) in the event of any stock split, reverse stock split, stock dividend (including a dividend payable in securities convertible into or exercisable or exchangeable for CME Group Common Stock) recapitalization, combination, reclassification or similar change in the capital structure of the CME Group on or after the date of this Stipulation, the number of shares of CME Group Common Stock required to constitute a Group A Settlement Unit shall be proportionally adjusted to take into account such action; and (B) in the event that, on or after the date of this Stipulation, either (x) the CME Group shall consolidate with, or merge with and into, any other entity in a transaction or series of related transactions in which the CME Group is not the continuing or surviving corporation of such merger or consolidation, or (y) any entity shall consolidate with the CME Group, or merge with and into the CME Group, and the CME Group shall be the continuing or surviving corporation of such merger or consolidation and, in connection with such merger or consolidation, all or part of the CME Group Common Stock shall be changed into or exchanged for securities, cash, assets or other property (or any combination thereof), then the requirement that a Group A Settlement Unit include at least

10,251.75 shares of CME Group Common Stock will be replaced with a requirement that the Group A Settlement Unit include the securities, cash, assets or other property issued in respect of 10,251.75 shares of CME Group Common Stock (as adjusted pursuant to clause (A), if applicable) in connection with such transaction.  No Participating Group A Settlement Class Member shall be deemed to own a number of Group A Settlement Units in excess of the maximum number of packages of the Three Parts simultaneously beneficially owned or possessed by delegation by such Group A Settlement Class Member at any time prior to June 2, 2008.  No Exercise Right Privileges that have been acquired at any time by CBOE may be used by a Group A Settlement Class Member to constitute a Group A Settlement Unit.

30R.     A “Group B Settlement Unit” shall consist of one Exercise Right Privilege.  An individual Exercise Right Privilege may be used either (a) as one of the Three Parts to constitute a Group A Settlement Unit or (b) to constitute a Group B Settlement Unit, but not both.  No Exercise Right Privileges that have been acquired at any time by CBOE may be used by a Group B Settlement Class Member to constitute a Group B Settlement Unit.

30S.      “Initial Public Offering” means an underwritten public offering of the Class A Common Stock of the CBOE Demutualization Entity.

30T.     “Participating Group A Settlement Class Member” means a Group A Settlement Class Member who the Court determines satisfies the following conditions:

(1)           Such Group A Settlement Class Member is either a natural person or a corporation, partnership, limited liability company, trust, estate or other entity not formed for the purpose of participating in the Settlement.

(2)           Such Group A Settlement Class Member is the record owner of the Three Parts that comprise at least one Group A Settlement Unit as of 5:00 p.m., Chicago time, on the Eligibility Date, and continues to be the record owner of at least one Group A Settlement Unit throughout the Settlement Period.

(3)           If such Group A Settlement Class Member is a natural person, the requirement to be the record owner of at least 10,251.75 shares of CME Group Common Stock for each Group A Settlement Unit shall be deemed to be satisfied if such shares are owned of record by (i) such Group A Settlement Class Member together with such Group A Settlement Class Member’s spouse as joint tenants, tenants in common or tenants by the entireties, (ii) such Group A Settlement Class Member as custodian for a family member under the Uniform Gifts to Minors Act or (iii) one or more trusts for the benefit of such Group A Settlement Class Member or such Group A Settlement Class Member’s spouse, children, stepchildren or grandchildren (including adoptive relationships) not formed for the purpose of participating in the Settlement (“Permitted Owners”).

(4)           If such Group A Settlement Class Member is a trust, the legal owner (i.e., the trust) may participate as a Group A Settlement Class Member.

(5)           If such Group A Settlement Class Member is a natural person who dies or becomes disabled, the requirement that the Group A Settlement Class Member be the record owner of the Three Parts shall be deemed to be satisfied if the Three Parts are owned by the representative of that person or that person’s estate as that term is used in 755 ILCS § 5/1-2.15.

(6)           No Group A Settlement Unit, nor any portion thereof, may be subject to any encumbrance or lien, including without limitation a pledge, repurchase agreement or stock loan or borrowing agreement (collectively, “Liens”), during the Settlement Period, other than Liens expressly permitted by or arising under the Board of Trade’s Rules and Regulations.

(7)           By 5:00 p.m., Chicago time, on the Eligibility Date, and throughout the Settlement Period:

(a)           all shares of CME Group Common Stock included within such Group A Settlement Unit(s) must be registered in such Group A Settlement Class Member’s name (or the name of a Permitted Owner) in book-entry form at CME Group’s transfer agent, Computershare Investor Services, LLP (“Computershare”); and

(b)           each B-1 Membership and Exercise Right Privilege included within such Group A Settlement Unit(s) must be registered in such Group A Settlement Class Member’s name on the records of the Board of Trade; provided, however, that B-1 Memberships and Exercise Right Privileges registered in the name of a Board of Trade member firm’s appointee or nominee under the Board of Trade’s Rules and Regulations shall be deemed owned by the Board of Trade member firm.

(8)           By the Eligibility Date, Class Counsel must have received from such Group A Settlement Class Member a duly completed and executed Participating Group A Settlement Class Member Claim Form in the form of Exhibit 1 attached to the Notice of Pendency of Class Action, Proposed Settlement of Class Action, Settlement Hearing and

Right to Appear (for Group A Settlement Class Members that are natural persons) or Exhibit 2 attached to the Notice of Pendency of Class Action, Proposed Settlement of Class Action, Settlement Hearing and Right To Appear (for Group A Settlement Class Members that are entities).

(9)           Participating Group A Settlement Class Member Claim Forms must be submitted to Class Counsel by hand delivery, overnight delivery or mail, addressed to:

Gordon B. Nash, Esq.

Drinker Biddle and Reath, LLP

191 North Wacker Drive, Suite 3700

Chicago, Illinois 60606-1698

Such Participating Group A Settlement Class Member Claim Forms must be received by Class Counsel by not later than 5:00 p.m, Chicago time, on the Eligibility Date.  Any Person who fails to submit a duly completed and executed Participating Group A Settlement Class Member Claim Form by that time and date will not be eligible to be a Participating Group A Settlement Class Member or to receive any Settlement Consideration.

 (10)        All disputes regarding the satisfaction of the foregoing conditions shall be resolved by the Court.

Group A Settlement Class Members may supplement the records of the Board of Trade and Computershare in order to demonstrate that they are Group A Settlement Class Members.  Group A Settlement Class Members may do so by attaching to the Participating Group A Settlement Class Member Claim Form any records (e.g., broker account records, tax records) that they consider relevant to their status as a member of the Group A Settlement Class.

30U.     “Participating Group B Settlement Class Member” means a Group B Settlement Class Member who the Court determines is the record owner of at least one Exercise Right Privilege as of 5:00 p.m., Chicago time, on the Eligibility Date and satisfies the following additional conditions:

(1)           By the Eligibility Date, Class Counsel must have received from such Group B Settlement Class Member a duly completed and executed Participating Group B Settlement Class Member Claim Form in the form of Exhibit 3 attached to the Notice of Pendency of Class Action, Proposed Settlement of Class Action, Settlement Hearing and Right to Appear (for Group B Settlement Class Member that are natural persons) or Exhibit 4 attached to the Notice of Pendency of Class Action, Proposed Settlement of Class Action, Settlement Hearing and Right To Appear (for Group B Settlement Class Member that are entities).

(2)           Participating Group B Settlement Class Member Claim Forms must be submitted to Class Counsel by hand delivery, overnight delivery or mail, addressed to:

Peter B. Carey, Esq.
Law Offices of Peter B. Carey
11 South LaSalle Street, Suite 1600
Chicago, Illinois 60603-1304

Such Participating Group B Settlement Class Member Claim Forms must be received by Class Counsel by not later than 5:00 p.m, Chicago time, on the Eligibility Date.  Any individual or entity who fails to submit a duly completed and executed Participating Group B Settlement Class Member Claim Form by that time and date will not be eligible to be a Participating Group B Settlement Class Member or to receive any Settlement Consideration.

(3)           All disputes regarding the satisfaction of the foregoing conditions shall be resolved by the Court.

30V.     “Participating Settlement Class Members” means collectively the Participating Group A Settlement Class Members and the Participating Group B Settlement Class Members.

30W.    “Paying Agent” means Class Counsel or such Person as Class Counsel shall designate to receive Settlement Consideration from CBOE and to disburse it to Participating Settlement Class Members.

30X.     “Person” means any natural person, corporation, partnership, limited liability company, trust, estate or other entity.

30Y.     “Released Parties” means the Plaintiffs and Defendants in this Action and their respective immediate family members, their respective present and former parents, subsidiaries, divisions, and affiliates; the present and former employees, members, partners, principals, officers, and directors of each of them; the present and former attorneys, advisors, financial advisors, investment bankers, trustees, administrators, fiduciaries, consultants, representatives, accountants and auditors, insurers, and agents of each of them; and the predecessors, estates, heirs, executors, trusts, trustees, administrators, successors and assigns of each.

30Z.     “Settled Claims” means all claims, demands, rights, actions or causes of action, liabilities, damages, losses, obligations, judgments, suits, fees, expenses, costs, matters, and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, matured or unmatured, that have been, could have been, or in the future can or might be asserted in this Action or in any court, tribunal, or proceeding (including, but not limited to, any claims arising under federal or state statutory or common law relating to alleged breach of any duty, violations of state corporation law, federal securities law or otherwise) by or on behalf of any Settlement Class Member, by or on behalf of any of the Plaintiffs in the Action, or by any of the Defendants, whether individual, class, derivative, representative, legal, equitable, or any other type or in any other capacity, and based on any conduct that occurred prior to the date of Final Approval, that was or could have been asserted against any of the Released Parties, whether or not any such Released Party was named, served with process, or appeared in this Action, which have arisen, could have arisen, arise now, or may hereafter arise out of, or related in any manner to the claims, demands, assertions, allegations, facts, events, transactions, matters, acts, occurrences, statements, representations, misrepresentations, omissions, or any other matter, thing, or cause whatsoever, or any series thereof, embraced, involved, or set forth in, or referred to or otherwise related, directly or indirectly, in any way to, this Action, or the subject matter of this Action, and including, without limitation, any claims (whether or not asserted) in any way related to: (i) Article Fifth(b) of CBOE’s Certificate of Incorporation, the “Exercise Right” created by Article Fifth(b) and any interpretation of Article Fifth(b), (ii) Sections 2.1 and 2.5 of CBOE’s Constitution and CBOE

Rules 3.16 and 3.19, (iii) Article IV(D)(2)(b)(2), Article IV(D)(2)(c) and Article IV(F) of the Amended and Restated Certificate of Incorporation of Board of Trade of the City of Chicago, Inc., (iv) CBOT Rules 128 and 106(D)(14), (v) the 1992 Agreement, (vi) the 2001 Agreement, (vii) any and all actions taken by CBOE and the CBOE Board concerning the interpretation of Article Fifth(b) (including, but not limited to, the CBOE Board’s decision to approve the Eligibility Rule Filing and to submit that filing to the SEC), (viii) any an all actions taken by CBOE and the CBOE Board concerning the interpretations of CBOE Rule 3.19 (including, but not limited to, the decisions to approve the Continued Membership Interpretation and the Transition Rule Filing and the related filings CBOE made with the SEC), (ix) any “state law” issues referred to in the SEC Approval Order, (x) any “economic rights issues” raised by the Third Amended Complaint in this Action regarding CBOE’s planned demutualization, whether arising under state contract law, state fiduciary duty law, state corporate law or otherwise (including, but not limited to, any claims referred to in the Memorandum Opinions issued by the Court on August 3, 2007), and (xi) any claims related in any way to who is entitled to any consideration in connection with the CBOE Demutualization Transaction or any CBOE Conversion Event and the amount of such consideration, except as otherwise explicitly provided for herein as part of the Settlement Consideration or otherwise; provided, however, that “Settled Claims” shall not include any claims that CBOE may have against Plaintiffs or Settlement Class Members, in their capacity as current or former members of CBOE, as applicable, in respect of compliance with any rule of CBOE.  In addition, “Settled Claims” also means all claims, demands, rights, actions or causes of action, liabilities, damages, losses, obligations, judgments, suits, fees, expenses, costs, matters, and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, matured or unmatured, that have been, could have been, or in the future can or might be asserted in connection with the Federal Appeal.

30AA. The “Settlement Class” will consist of a non-opt out class, certified by the Court pursuant to Court of Chancery Rules 23(a), 23(b)(1) and (b)(2), consisting of (A) all Persons who at any time prior to June 2, 2008 simultaneously beneficially owned or possessed by delegation (i) at least one B-1 Membership, (ii) at least one Exercise Right Privilege, and (iii) at least 27,338 shares of CBOT Common Stock or, after consummation of the CME Transaction, at least 10,251.75 shares of CME Group Common Stock (the “Group A Settlement Class,” each member of which is a “Group A Settlement Class Member”),  and (B) all Persons who own of record at least one Exercise Right Privilege as of 5:00 p.m., Chicago time, on the Eligibility Date and their transferees and assigns (the “Group B Settlement Class,” each member of which is a “Group B Settlement Class Member”).

30BB.   A “Settlement Class Member” is a Person who falls within the definition of the “Settlement Class” provided in paragraph 30AA.

30CC.   “Settlement Consideration” includes the following components:

(1)           An “Equity Pool,” consisting of a pool of fully paid and non-assessable shares of Class B Common Stock of the CBOE Demutualization Entity that will be issued pursuant to the provisions of paragraph 36A below at the time of the CBOE Demutualization Transaction to Participating Group A Settlement Class Members and which will not be “restricted securities” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) and the regulations promulgated thereunder.  The number of shares of Class B Common Stock of the CBOE Demutualization Entity in the Equity Pool shall be equal to the product of (A) 0.21951220 times (B) the aggregate number of shares of Class A Common Stock of the CBOE Demutualization Entity issued to CBOE Seat Owners pursuant to the CBOE Demutualization Transaction.

(2)           A “Cash Pool,” consisting of US$300,000,000, that will be paid by or on behalf of CBOE to the Paying Agent for the benefit of Participating Settlement Class Members pursuant to the provisions of paragraphs 36B and 36C.

(3)           A “Fee Based Payment,” which will be paid by CBOE to certain Participating Group A Settlement Class Members as described below in paragraph 36F.

(4)           A “Supplemental Fee Based Payment” that, subject to the requirements of paragraph 36G, will be paid by CBOE to certain Participating Group A Settlement Class Members as provided in paragraph 36G.

(5)           Any consideration paid by CBOE to Participating Group A Settlement Class Members as provided in paragraph 44.

(6)           Any consideration to which Participating Group A Settlement Class Members are entitled pursuant to paragraph 43.

(7)           For each of the payments made by CBOE to the Paying Agent for the benefit of Participating Settlement Class Members, CBOE will issue an Internal Revenue Service Form 1099-MISC to the Paying Agent and the Paying Agent will issue Form 1099s to the individual Participating Settlement Class Members.

30DD.  “Settlement Hearing Date” means the date set by the Court in the Scheduling Order for the Settlement Hearing.

30EE.   “Settlement Period” means the period of time from 5:00 p.m., Chicago time, on the Eligibility Date through and including 5:00 p.m., Chicago time, on the Settlement Hearing Date.

30FF.   “Three Parts” means (i) one B-1 Membership, (ii) one Exercise Right Privilege, and (iii) at least 27,338 shares of CBOT Common Stock or, after consummation of the CME Transaction, at least 10,251.75 shares of CME Group Common Stock (subject to adjustment as set forth in paragraph 30Q).

RELEASE OF UNKNOWN CLAIMS

31.           The releases contemplated by this Stipulation as set forth in paragraph 29 extend to claims that any person or entity granting a release (the “Releasing Person”) does not know or suspect to exist at the time of the release, which, if known, might have affected the Releasing Person’s decision to enter into that release.  The Releasing Person will be deemed to relinquish, to the extent it is applicable, and to the full extent permitted by law, the provisions, rights and benefits of § 1542 of the California Civil Code which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

In addition, the Releasing Person will be deemed to relinquish, to the extent they are applicable, and to the full extent permitted by law, the provisions, rights, and benefits of any law of any state or territory of the United States, federal law, or principle of common law, which is similar, comparable, or equivalent to § 1542 of the California Civil Code.  The Releasing Persons acknowledge that they may discover facts in addition to or different from those now known or believed to be true with respect to the Settled Claims, but that it is the intention of the Releasing Persons to hereby completely, fully, finally, and forever compromise, settle, release, discharge, and extinguish any and all Settled Claims known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of additional or different facts.  The Releasing Persons warrant that they have read and understand § 1542 of the California Civil Code and have had the opportunity to consult with and be advised by counsel regarding its meaning and effect.  The Releasing Persons hereby voluntarily waive the provisions, rights, and benefits of § 1542 of the California Civil Code and the provisions, rights, and benefits of any law of any state or territory of the United States, federal law, or principle of common law, which is similar, comparable, or equivalent to § 1542 of the California Civil Code.

SUBMISSION AND APPLICATION TO THE COURT

32.           As soon as practicable after this Stipulation is executed and after the Settlement terms set forth herein have been approved by CBOE’s Board of Directors, the Board of Trade’s Board of Directors, CME Group’s Board of Directors and the Individual Plaintiffs in this action, the parties will jointly apply to the Court for an order in substantially the form attached hereto as Exhibit B (the “Scheduling Order”), which will include provisions:

32A.     preliminarily certifying the Settlement Class pursuant to Chancery Court Rules 23(a) and 23(b)(1) and 23(b)(2);

32B.     scheduling a hearing (the “Settlement Hearing”) at which the Court will: (i) determine whether this action should be certified finally as a class action on behalf of the Settlement Class pursuant to Delaware Court of Chancery Rules 23(a) and (b)(1) and/or (b)(2); (ii) determine whether the Individual Plaintiffs and the Board of Trade, respectively, and Class Counsel have fairly and adequately represented the interests of the Group A and Group B Settlement Class Members; (iii) determine who are Participating Group A Settlement Class Members and the number of Group A Settlement Units held by each Participating Group A Settlement Class Member for purposes of the Settlement; (iv) determine who are Participating Group B Settlement Class Members and the number of Group B Settlement Units held by each Participating Group B Settlement Class Member for purposes of the Settlement; (v) determine who are Participating Group A Settlement Class Members who qualify for the Fee Based Payment or the Supplemental Fee Based Payment for purposes of paragraphs 36F and 36G; (vi) determine whether the terms and conditions of the Settlement are substantively and procedurally fair, reasonable, adequate, and in the best interests of the Settlement Class Members; (vii) determine whether final judgment should be entered dismissing this Action as to all of the Defendants with prejudice as against all of the Plaintiffs and Settlement Class Members, releasing the Settled Claims and enjoining prosecution of any and all Settled Claims; (viii) hear and determine any objections to the Settlement; and (ix) order such other and further relief as the Court may deem necessary and appropriate;

32C.     directing that (A) a Notice of Pendency of Class Action, Proposed Settlement of Class Action, Settlement Hearing and Right to Appear (the “Class Action Notice”), in substantially the form attached hereto as Exhibit C be mailed by Class Counsel, within five business days following the entry of the Scheduling Order, to all current and former record owners and delegates (e.g., lessees) of B-1 Memberships and all current and former record owners and delegates of Exercise Right Privileges, as shown on the books and records of the Board of Trade as of 5:00 p.m., Chicago time, on the date of entry of the Scheduling Order, to their last known address by first-class mail, postage prepaid, (B) a Summary Notice of Pendency of Class Action and Proposed Settlement (the “Summary Notice”) be published within five business days or as soon as practicable thereafter in the print edition of Crain’s Chicago Business or a comparable publication for at least one business day and (C) the Class Action Notice be posted on the websites of both CME Group and the Board of Trade until the day of the Settlement Hearing, and further providing that the distribution of the notice substantially in the manner set forth in the Scheduling Order constitutes due and sufficient notice of the Settlement Hearing to all persons entitled to receive such notice, and fully satisfies the requirements of due process, Court of Chancery Rule 23, and applicable law; and

32D.     directing that

(1)           the Class Counsel shall obtain from Computershare and submit to the Court and the parties, no later than five (5) days after the Eligibility Date, a list of the owners of record (and their related share holdings) of at least 10,251.75 shares of CME Group

Common Stock held in book-entry form at Computershare as of 5:00 p.m., Chicago time, on the Eligibility Date (the “Initial Shareholder List”);

(2)           the Class Counsel shall obtain from Computershare and submit to the Court and the parties prior to the Settlement Hearing Date, (i) a list of the owners of record (and their related share holdings) of at least 10,251.75 shares of CME Group Common Stock held in book-entry form at Computershare as of 5:00 p.m., Chicago time, on the third (3rd) business day prior to the Settlement Hearing Date, and (ii) a schedule of any sales or transfers (including transferring shares from book-entry to certificated form) of shares of CME Group Common Stock by any of the Persons listed on the Initial Shareholder List on or prior to such date;

(3)           the Class Counsel shall obtain from Computershare and submit to the Court and the parties, as promptly as practicable following the Settlement Hearing Date, (i) a list of the owners of record (and their total share holdings) of at least 10,251.75 shares of CME Group Common Stock held in book-entry form at Computershare as of 5:00 p.m., Chicago time, on the Settlement Hearing Date, and (ii) a schedule of any sales or transfers (including transferring shares from book-entry to certificated form) of shares of CME Group Common Stock by any of the Persons listed on the Initial Shareholder List during the Settlement Period;

(4)           the Class Counsel shall obtain from the Board of Trade and submit to the Court and the parties, no later than five (5) days after the Eligibility Date (i) a list of the owners of record as of 5:00 p.m., Chicago time, on the Eligibility Date of at least one B-1 Membership (and their total B-1 Membership holdings) and at least one Exercise Right Privilege (and their total Exercise Right Privilege holdings), and (ii) in the event that any B-1 Memberships or Exercise Right Privileges shown on such list are held as appointee or nominee for a Board of Trade member firm, the name of the related member firm (the “Initial Member/ERP List”);

(5)           the Class Counsel shall obtain from the Board of Trade and submit to the Court and the parties prior to the Settlement Hearing Date (i) a list of the owners of record as of 5:00 p.m., Chicago time, on the third (3rd) business day prior to the Settlement Hearing Date of at least one B-1 Membership (and their total B-1 Membership holdings) and at least one Exercise Right Privilege (and their total Exercise Right Privilege holdings), (ii) in the event that any B-1 Memberships or Exercise Right Privileges shown on such list are held as appointee or nominee for a Board of Trade member firm, the name of the related member firm, and (iii) a schedule of any sales or transfers of B-1 Memberships or Exercise Right Privileges by any of the Persons listed on the Initial Member/ERP List on or prior to such date;

(6)           the Class Counsel shall obtain from the Board of Trade and submit to the Court and the parties, as promptly as practicable after the Settlement Hearing Date (i) a list of the owners of record as of 5:00 p.m., Chicago time, on the Settlement Hearing Date of at least one B-1 Membership (and their total B-1 Membership holdings) and at least one Exercise Right Privilege (and their total Exercise Right Privilege holdings), (ii) in the case of any B-1 Memberships or Exercise Right Privileges shown on such list are held as appointee or nominee for a Board of Trade member firm, the name of the related member firm, and (iii) a schedule of any sales or transfers of B-1 Memberships or Exercise Right Privileges by any of the Persons listed on the Initial Member/ERP List during the Settlement Period;

(7)           the Class Counsel shall obtain from the Board of Trade and submit to the Court and the parties, no later than five (5) days after the Eligibility Date, a list of Persons that, prior to June 2, 2008, as shown by the records maintained by the CBOT, (i) simultaneously owned or possessed by delegation (a) at least one B-1 Membership, and (b) at least one Exercise Right Privilege, (ii) the number of B-1 Membership(s) and Exercise Right Privilege(s) simultaneously owned or possessed by delegation by each such Person prior to June 2, 2008, and (iii) the dates on which such B-1 Membership(s) and Exercise Right Privilege(s) were simultaneously owned or possessed by delegation by such person prior to June 2, 2008;

(8)           the Class Counsel shall obtain from Computershare and submit to the Court and the parties, no later than five (5) days after the Eligibility Date, (i) a list of (a) the owners of record (and their related share holdings) of at least 27,338 shares of CBOT Common Stock at any time prior to the time of the CME Transaction and (b) the dates on which such shares of CBOT Common Stock were held, and (ii) a list of (a) the owners of record (and their related share holdings) of at least 10,251.75 shares of CME Group Common Stock at any time on or after the time of the CME Transaction and prior to June 2, 2008 and (b) the dates on which such shares of CBOT Common Stock were held;

(9)           the Class Counsel shall obtain from the Board of Trade and submit to the Court and to the parties, no later than five (5) days after the Eligibility Date, a list of Persons that, as shown by the records maintained by the CBOT, beneficially owned at least one B-1 Membership and at least one Exercise Right Privilege on July 11, 2007, and that list shall specify the total number of B-1 Memberships and Exercise Right Privileges held by each such Person on that date;

(10)         the Class Counsel shall obtain from Computershare and submit to the Court and to the parties, no later than five (5) days after the Eligibility Date, a list of the Persons that, as shown on the records maintained by Computershare, beneficially owned at least 27,338 shares of CBOT Common Stock on July 11, 2007, and that list shall specify the total number of shares of CBOT Common Stock held by each such Person on that date; and

(11)         the CBOE shall submit to the Court and the parties, not later than five (5) days after the Eligibility Date, (a) a list of Persons that, as shown by the records of CBOE, became a CBOE Temporary Member pursuant to CBOE Rule 3.19.01 on July 11, 2007 and (b) a list of Persons that, as shown by the records of CBOE, were CBOE Temporary Members on June 1, 2008.

32E.      No later than ten business days after the Eligibility Date, Class Counsel shall file a list with the Court of all persons and entities that have submitted to Class Counsel a Participating Group A Settlement Class Member Claim Form or a Participating Group B Settlement Class Member Claim Form along with copies of each such Form.  Class Counsel shall also submit at that time a proposed form of notice (the “Notice of Class Eligibility Hearing”) of a hearing (the “Class Eligibility Hearing”) to be held as a part of the Settlement Hearing.  The Notice of Class Eligibility Hearing shall identify all Persons who have timely submitted a properly completed and executed Participating Group A Settlement Class Member Claim Form or Participating Group B Settlement Class Member Claim Form.  The Notice of Class Eligibility Hearing shall also identify all Persons whose status as (i) a Participating Group A Settlement Class Member, (ii) a Participating Group B Settlement Class Member, (iii) a Participating Group A Settlement Class Member who qualifies for the Fee Based Payment, and (iv) a Participating Group A Settlement Class Member who qualifies for the Supplemental Fee Based Payment is not objected to by any of the parties.  The Notice of Class Eligibility Hearing shall further identify any Persons whose status as (w) a Participating Group A Settlement Class Member, (x) a Participating Group B Settlement Class Member, (y) a Participating Group A Settlement Class Member who qualifies for the Fee Based Payment, or (z) a Participating Group A Settlement Class Member who qualifies for the Supplemental Fee Based Payment is objected to by any of the parties and a short statement of the basis for such objection.  Within five business days after approval by the Court, the Notice of Class Eligibility Hearing shall be sent by Class Counsel by first class mail to all Persons identified in subsections (i) — (iv) and (w) — (z) of this paragraph 32E.

32F.      At the Settlement Hearing and the Class Eligibility Hearing, in addition to determining whether the Settlement is fair and reasonable, the Court will determine the Persons who are Participating Group A Settlement Class Members, Participating Group B Settlement Class Members, Participating Group A Settlement Class Members who qualify for the Fee Based Payment, Participating Group A Settlement Class Members who qualify for the Supplemental Fee Based Payment, and the number of Group A Settlement Units and Group B Settlement Units held by each Participating Group A Settlement Class Member or Participating Group B Settlement Class Member (taking into account the provisions of paragraphs 30Q and 30R), respectively, and the Court will hear any objections raised by either the parties or any Person who claims to be a Participating Settlement Class Member.  The Court will make the final determination with respect to all such objections.  All such objections must comply with the requirements set out for the filing of objections in the Notice of Pendency of Class Action, Proposed Settlement of Class Action, Settlement Hearing and Right to Appear.  Each Person who claims a right to be a Participating Settlement Class Member shall be deemed to have submitted to the jurisdiction of the Court with respect to that issue, and the Court will have discretion to determine whether any investigation or discovery will be permitted regarding the issue of whether the Person meets the conditions to be a Participating Group A Settlement Class Member, a Participating Group B Settlement Class Member, a Participating Group A Settlement Class Member who qualifies for the Fee Based Payment, or a Participating Group A Settlement Class Member who qualifies for the Supplemental Fee Based Payment.  No discovery shall be allowed on the merits of the Action or any other provision of the Settlement.

32G.     Within five business days after the Court’s final determination of the Persons who are (i) Participating Group A Settlement Class Members and the number of Group A Settlement Units held by each Participating Group A Settlement Class Member, (ii) Participating Group B Settlement Class Members and the number of Group B Settlement Units held by each

Participating Group B Settlement Class Member, (iii) Participating Group A Settlement Class Members who qualify for the Fee Based Payment, and (iv) Participating Group A Settlement Class Members who qualify for the Supplemental Fee Based Payment, Class Counsel shall prepare and submit to the Court for its approval, with a copy to all parties, a final list of (x) Participating Group A Settlement Class Members, including the mailing address for each such Participating Group A Settlement Class Member as provided on the Participating Group A Settlement Class Member Claim Form, and the number of Group A Settlement Units held by each such Participating Group A Settlement Class Member; (y) Participating Group B Settlement Class Members, including the mailing address for each such Participating Group B Settlement Class Member as provided on the Participating Group B Settlement Class Member Claim Form, and the number of Group B Settlement Units held by each such Participating Group B Settlement Class Member; and (z) Participating Group A Settlement Class Members who qualify for the Fee Based Payment and/or the Supplemental Fee Based Payment, including the mailing address for each such Participating Group A Settlement Class Member as provided on the Participating Group A Settlement Class Member Claim Form, and any other information that may be reasonably required by CBOE or CBOE’s transfer agent in order to disburse the Settlement Consideration.

32H.     Any Person that might otherwise qualify as a member of the Participating Group A Settlement Class, but who does not comply with the requirements of paragraph 30T, will not be entitled to become a Participating Group A Settlement Class Member or to receive any Settlement Consideration with respect to such Person’s Group A Settlement Units, and any Person that might otherwise qualify as a member of the Participating Group B Settlement Class, but who does not comply with the requirements of paragraph 30U, will not be entitled to become a Participating Group B Settlement Class Member or to receive any Settlement Consideration with respect to such Person’s Group B Settlement Units.  All Persons who are Settlement Class Members will be bound by the terms of this Stipulation of Settlement, including the terms of the Order of Approval and Final Judgment to be entered in the Action and the releases provided for herein, and will be barred from bringing any action against the Released Parties concerning the Settled Claims, whether or not they qualify to be a Participating Settlement Class Member as determined by the Court.

32I.       All proceedings with respect to the Settlement Class certification, the identification of Participating Group A Settlement Class Members, the identification of Participating Group B Settlement Class Members, the identification of Participating Group A Settlement Class Members who qualify for the Fee Based Payment, the identification of Participating Group A Settlement Class Members who qualify for the Supplemental Fee Based Payment, the determination of the number of Group A Settlement Units held by any Participating Group A Settlement Class Member and the number of Group B Settlement Units held by any Participating Group B Settlement Class Member, and the determination of all controversies relating thereto, including disputed questions of law and fact with respect to the validity of any claims raised by a person or entity claiming a right to be a Participating Group A Settlement Class Member or a Participating Group B Settlement Class Member, shall be subject to the exclusive jurisdiction of the Court.

ORDER OF APPROVAL AND FINAL JUDGMENT

33.           If the Court finally approves the Stipulation (including any modification thereto made with the consent of the parties as provided herein), the parties to this Stipulation shall promptly request that the Court enter the Order of Approval and Final Judgment, which:

33A.     finally certifies the Settlement Class pursuant to Delaware Court of Chancery Rules 23(a), 23(b)(1) and 23(b)(2), approves the Settlement, adjudges the terms of the Settlement to be fair, reasonable, adequate, and in the best interests of the Settlement Class, and directs consummation of the Settlement in accordance with the terms and conditions of this Stipulation;

33B.     determines that the requirements of the Delaware Court of Chancery Rules and due process have been satisfied in connection with the notice provided to the Settlement Class;

33C.     identifies the Persons who are Participating Group A Settlement Class Members, Participating Group B Settlement Class Members, Participating Group A Settlement Class Members who qualify for the Fee Based Payment, and Participating Group A Settlement Class Members who qualify for the Supplemental Fee Based Payment, and determines the number of Group A Settlement Units and the number of Group B Settlement Units that each Participating Group A Settlement Class Member and Participating Group B Settlement Class Member owns;

33D.     dismisses this Action with prejudice, with the dismissal subject only to compliance by the parties with the terms of this Stipulation and any Order of the Court concerning this Stipulation;

33E.      contains an express finding that upon Final Approval, there will no longer be any persons eligible to become members of CBOE pursuant to Article Fifth(b) of CBOE’s Certificate of Incorporation for any purpose and that Article Fifth(b) shall not be deemed to provide any person the right to vote, trade or participate in the CBOE Demutualization Transaction or a CBOE Conversion Event in that capacity; and

33F.      provides that the Court will have and retain exclusive jurisdiction to resolve any and all disputes relating in any way to the interpretation or enforcement of this Stipulation or to the Order of Approval and Final Judgment and have the power and jurisdiction to award injunctive relief, in addition to such other remedies and relief that would, in the event of a breach of the provisions of this Stipulation, be available.

CLASS NOTICES

34.           Class Counsel shall assume the administrative responsibility for providing all notices required by this Stipulation or by the Court, including the notice of the Settlement and the notice associated with the Class Eligibility Hearing in accordance with the Scheduling Order and paragraph 32E.  CME Group’s and the Board of Trade’s sole responsibilities in connection with the foregoing are to (i) advance costs associated with providing and administering such notices, (ii) furnish to Class Counsel the lists provided for in paragraph 32D(4), (5), (6), (7) and (9), and (iii) provide Class Counsel with the most recent address contained in the Board of Trade’s records for all names included on such lists.

35.           Defendants shall have no responsibility for, or obligation regarding, the distribution of any of the notices required by this Stipulation or by the Court and shall have no liability in connection with any such notice.  Neither CME Group nor the Board of Trade shall have any responsibility for, or obligation regarding, the distribution of any of the notices required by this Stipulation or by the Court, except as provided by paragraph 34, and shall have no liability in connection with any such notices.

DISTRIBUTION OF THE SETTLEMENT

CONSIDERATION TO PARTICIPATING CLASS MEMBERS

36.           After Final Approval, the Settlement Consideration will be distributed in accordance with the following provisions:

36A.     Subject to the provisions of paragraph 36E and to the application of the Equity Consideration Cap described below, each Person listed on the list of Participating Group A Settlement Class Members, for each Group A Settlement Unit owned by such Participating Group A Settlement Class Member as listed on the list of Participating Group A Settlement Class Members, will receive from the Equity Pool, within the earlier of five business days of the CBOE Demutualization Date and the date the Class A Common Stock of the CBOE Demutualization Entity is issued, that number of shares, rounded to the nearest second decimal place in the case of any fractional share, of Class B Common Stock of the CBOE Demutualization Entity equal to the lesser of (A) (1) the number of shares of Class B Common Stock of the CBOE Demutualization Entity in the Equity Pool divided by (2) the aggregate number of Group A Settlement Units owned by all of the Participating Group A Settlement Class Members as listed on the list of Participating Group A Settlement Class Members, and (B) (1) the number of shares of Class B Common Stock of the CBOE Demutualization Entity in the Equity Pool divided by (2) 408.292682 (the amount provided in this clause (B) being referred to as the “Equity Consideration Cap”).  Any shares of Class B Common Stock of the CBOE Demutualization Entity that are not issued to Participating Group A Settlement Class Members because such an issuance would exceed the Equity Consideration Cap will be retained by the CBOE Demutualization Entity, and no Participating Group A Settlement Class Member will be entitled to any portion of those shares.  The Class B Common Stock of the CBOE Demutualization Entity will be issued to each Person who is listed on the Participating Group A Settlement Class Member list in the same proportionate series, if any, as the Class A Common Stock of the CBOE Demutualization Entity is issued to CBOE Seat Owners in the CBOE Demutualization Transaction in book-entry form by listing the shares on the stock ledger for the CBOE Demutualization Entity maintained by the CBOE Demutualization

Entity’s stock transfer agent; provided, however, that if the CBOE Demutualization Entity offers the holders of the Class A Common Stock of the CBOE Demutualization Entity the option of receiving physical stock certificates, the CBOE Demutualization Entity will offer that same option to the holders of Class B Common Stock of the CBOE Demutualization Entity on the same terms.  Upon the initial closing of an Initial Public Offering, each share of Class B Common Stock of the CBOE Demutualization Entity shall automatically convert into a share of Class A Common Stock of the CBOE Demutualization Entity and shall have the same rights, privileges, limitations and restrictions as the shares of Class A Common Stock of the CBOE Demutualization Entity that are issued to the CBOE Seat Owners in the CBOE Demutualization Transaction.  If the Class A Common Stock of the CBOE Demutualization Entity is issued in the CBOE Demutualization Transaction to CBOE Seat Owners in multiple series, then upon completion of any such Initial Public Offering, each share of each series of Class B Common Stock of the CBOE Demutualization Entity will convert into a share of the corresponding series of Class A Common Stock of the CBOE Demutualization Entity, and shall have all the same rights, privileges, limitations and restrictions as a share of such series of Class A Common Stock of the CBOE Demutualization Entity, including any lock-up period applicable to the shares of such series.  The shares of Class B Common Stock of the CBOE Demutualization Entity will be registered at the time of issuance under the Securities Act or issued in a transaction exempt from registration pursuant to Section 3(a)(10) under the Securities Act, and CBOE shall inform the Court of which alternative it will be relying on.

36B.     Subject to the application of the Cash Consideration Cap described below, each person or entity listed on the list of Participating Group A Settlement Class Members will receive from the Cash Pool, for each Group A Settlement Unit owned of record by each

Participating Group A Settlement Class Member as listed on the list of Participating Group A Settlement Class Members, a payment equal to the amount (the “Participating Group A Settlement Class Member Payment”) obtained by dividing (I) the difference between (x) the amount of the Cash Pool minus (y) both the aggregate amount of cash paid to Participating Group B Settlement Class Members pursuant to paragraph 36C and the class representative award paid to Michael Floodstrand pursuant to paragraph 58, by (II) the number of Group A Settlement Units owned by Participating Group A Settlement Class Members as listed on the list of Participating Group A Settlement Class Members.  If the Participating Group A Settlement Class Member Payment calculated in accordance with the first sentence of this paragraph 36B would exceed $600,000, then the Participating Group A Settlement Class Member Payment shall be $600,000. Any portion of the Cash Pool that is not distributed to Participating Group A Settlement Class Members as a result of the calculation described in the previous sentence (the “Cash Consideration Cap”) will be retained by CBOE for its own account, and no Settlement Class Member will be entitled to any portion of the Cash Pool that is not distributed as a result of the Cash Consideration Cap.  All other amounts in the Cash Pool, including amounts that are not paid to Participating Settlement Class Members (such as because checks are not negotiated), shall remain the property of the Participating Group A Settlement Class Members and shall not be retained by or returned to CBOE.  Class Counsel is authorized to seek a Court order permitting such amounts, if any, to be distributed to the other Participating Group A Settlement Class Members pro rata (based on the number of Group A Settlement Class Units owned of record by such Participating Group A Settlement Class Members as shown on the list of Participating Group A Settlement Class Members).

36C.     Each Person listed on the list of Participating Group B Settlement Class Members will receive from the Cash Pool a payment in the amount of $250,000 for each Group B Settlement Unit owned of record by that Person as listed on the list of Participating Group B Settlement Class Members.

36D.     CBOE will make the payments due under paragraphs 36B and 36C on the earlier of (i) the CBOE Demutualization Date, (ii) the CBOE Conversion Event Date, and (iii) the 365th day after Final Approval (or, if such date is not a business day, on the next succeeding business day), in each case by a single wire transfer of immediately available funds to an account designated in writing by the Paying Agent.  The Paying Agent and Class Counsel will then be solely responsible for the distribution of the Cash Pool to the Participating Settlement Class Members, and Defendants shall have no obligation to disburse any portion of the Cash Pool by any other means or to make any payments from the Cash Pool directly to the Participating Settlement Class Members.

36E.         If, following Final Approval but before the CBOE Demutualization Date has occurred, a CBOE Conversion Event occurs, then CBOE agrees that each Person listed on the list of Participating Group A Settlement Class Members shall receive, on the date of the issuance of any stock or other consideration issued pursuant to such CBOE Conversion Event (subject to the requirements of paragraph 36D), for each Group A Settlement Unit held by such Participating Group A Settlement Class Members and in substitution for the Settlement Consideration set forth in paragraph 36A, an amount of stock or other consideration that such Person would have received if, prior to the consummation or completion of such CBOE Conversion Event, (x) the CBOE Demutualization Date had occurred, (y) an Initial Public Offering of the CBOE Demutualization Entity had occurred (and the Class B Common Stock of the CBOE Demutualization Entity had

been converted into Class A Common Stock of the CBOE Demutualization Entity in accordance with the terms of this Settlement) and (z) all of the consideration paid in connection with such CBOE Conversion Event had been paid to the holders of the Class A Common Stock of the CBOE Demutualization Entity.

36F.      A “Fee Based Payment” will be paid by CBOE on the earlier of the CBOE Demutualization Date or the CBOE Conversion Event Date to each Participating Group A Settlement Class Member who became a CBOE Temporary Members pursuant to CBOE Rules 3.19.01 or 3.19.02, provided that such Participating Group A Settlement Class Member beneficially owned, on July 11, 2007, at least one B-1 Membership as reflected on the records of the Board of Trade, at least one Exercise Right Privilege as reflected on the records of the Board of Trade, and at least 27,338 shares of CBOT Common Stock as reflected on the records of Computershare.  The Fee Based Payment will be equal to the total amount of access fees paid to CBOE during the period from July 11, 2007 to May 31, 2008 by each such Participating Group A Settlement Class Member, provided that access fees will be considered in the calculation of that Fee Based Payment only if they were paid in respect of CBOE Temporary Membership(s) held because such Participating Group A Settlement Class Member beneficially owned all of the three interests described in the previous sentence on July 11, 2007.  In no event, however, will CBOE be obligated to make Fee Based Payments exceeding, in the aggregate, a total of $2,800,000 (the “Fee Based Payment Cap”).  In the event that the Fee Based Payments would otherwise exceed the Fee Based Payment Cap, CBOE will be required to pay only a total amount of $2,800,000 to meet its obligations under this paragraph, and that amount shall be apportioned among the Participating Group A Settlement Class Members who qualify for the Fee Based Payment on a proportionate basis by comparing the amount of access fees paid by each Participating Group A

Settlement Class Member who qualifies for a Fee Based Payment with the total amount of access fees paid by all Participating Group A Settlement Class Members who qualify for the Fee Based Payment.

36G.     Subject to the approval of the SEC, which CBOE will use its best efforts to obtain, a “Supplemental Fee Based Payment” will be paid by CBOE to each Participating Group A Settlement Class Member who qualifies for a Fee Based Payment and who paid any access fees to CBOE pursuant to CBOE Rule 3.19 from June 1, 2008 to the CBOE Demutualization Date or the CBOE Conversion Event Date.  Such “Supplemental Fee Based Payment” will be equal to the total amount of access fees paid to CBOE by each such Participating Group A Settlement Class Member during the period from June 1, 2008 to the CBOE Demutualization Date or the CBOE Conversion Event Date, provided that access fees will be considered in the calculation of that Supplemental Fee Based Payment only if they were paid in respect of CBOE Temporary Membership(s) held because such Participating Group A Settlement Class Member beneficially owned all of the three interests described in the first sentence of paragraph 36F on July 11, 2007.  The Supplemental Fee Based Payment will be paid by CBOE within five business days of the later of (i) the CBOE Demutualization Date or the CBOE Conversion Event Date, and (ii) the SEC’s order approving CBOE’s request to make a Supplemental Fee Based Payment pursuant to this paragraph.  If the SEC does not approve CBOE’s request to return the access fees paid to CBOE after June 1, 2008 by Participating Group A Settlement Class Members who qualify for the Supplemental Fee Based Payment or abrogates a CBOE rule that provides for the return of such fees, CBOE shall have no obligation under this paragraph.

36H.     Only those Persons who are determined by the Court to be Participating Settlement Class Members shall be entitled to any Settlement Consideration, but all Settlement Class Members shall be bound by this Settlement, the release of the Settled Claims as provided in paragraphs 29 and 31 and the Court’s orders related to this Settlement.

36I.       Other than distributing the Settlement Consideration in the manner set forth in paragraphs 36, 43 and 44, Defendants shall have no liability for the administration of the Settlement or the disbursement of the Settlement Consideration.  CME Group and the Board of Trade shall have no obligation, responsibility or liability for the administration of the Settlement or the disbursement of the Settlement Consideration, except to advance costs associated with administering the Settlement to Class Counsel and any other Paying Agent.  Under no circumstances shall any Released Party be liable to any Settlement Class Member who fails to take the necessary steps to be recognized by the Court as a Participating Settlement Class Member, and the Released Parties shall have no responsibility for, or liability in connection with, the preparation of the lists of Participating Settlement Class Members that are approved by the Court.

36J.      The Court will have and retain exclusive jurisdiction to resolve any and all disputes relating in any way to the interpretation or enforcement of this Stipulation or to the Order of Approval and Final Judgment. CBOE agrees (a) that it will not effect the CBOE Demutualization Transaction, a CBOE Conversion Event or any other transaction in connection with which ownership interests in CBOE or any of its affiliates are issued to CBOE Seat Owners, except in a manner consistent with the terms of this Stipulation, (b) that monetary damages will not be an adequate remedy for a breach of CBOE’s obligations pursuant to the foregoing clause (a), and (c) the Court shall have the power and jurisdiction to award injunctive relief, in addition to such other remedies and relief that would, in the event of a breach of the provisions of this Stipulation, be available.

36K.        The parties acknowledge and agree that the CBOE Director Defendants have no obligation to personally pay, are not personally liable for, and will not pay any Settlement Consideration to be paid or distributed in connection with the Settlement.

ADDITIONAL OBLIGATIONS OF PLAINTIFFS

37.           Within five business days after the date of this Stipulation, the parties will jointly petition the United States Court of Appeals for the District of Columbia Circuit to enter an order in the Federal Appeal extending the stay currently in place pending the determination of whether Final Approval will be granted.  Within five business days after Final Approval, the Board of Trade and the Individual Plaintiffs will execute any necessary documents and take all other action required to obtain the prompt dismissal, with prejudice, of the Federal Appeal, with all parties to bear their own attorneys’ fees, costs, court fees and expenses relating to such matter except as otherwise provided in paragraph 58.  If Final Approval is not granted, the parties shall within thirty days jointly petition the United States Court of Appeals for the District of Columbia Circuit to lift the stay in the Federal Appeal.

38.           The parties agree that, upon Final Approval, there no longer will be any persons eligible to become members of CBOE pursuant to Article Fifth(b) of CBOE’s Certificate of Incorporation and that no person will be entitled to be an Exerciser Member or vote or participate in any way in the CBOE Demutualization Transaction or a CBOE Conversion Event in the capacity of an Exerciser Member or Eligible CBOT Full Member pursuant to Article Fifth(b).  Participating Group A Settlement Class Members will not otherwise have any right to vote in such a transaction except as otherwise provided herein.

39.           Plaintiffs will use their best efforts to cooperate with CBOE to resolve as expeditiously as possible any issues regarding the prompt dismissal of this Action in accordance with paragraph 37 above.

40.           Plaintiffs will use their best efforts to cooperate with CBOE’s efforts to obtain SEC approval of the CBOE Demutualization Transaction and any CBOE rule changes required in connection with the CBOE Demutualization Transaction.

ADDITIONAL OBLIGATIONS OF CBOE

41.           CBOE will use commercially reasonable efforts to complete the CBOE Demutualization Transaction as soon as commercially possible following Final Approval and the receipt of all regulatory approvals required in connection with the CBOE Demutualization Transaction; provided, however, that CBOE shall not be required to proceed with the CBOE Demutualization Transaction in the event (i) that a person files an action challenging the propriety of the CBOE Demutualization Transaction (or any elements thereof) or (ii) of regulatory considerations relating to the CBOE Demutualization Transaction, in each case as a result of which it is commercially unreasonable to proceed with the CBOE Demutualization Transaction.

42.           Prior to the consummation of the CBOE Demutualization Transaction or a CBOE Conversion Event, neither CBOE nor a CBOE Demutualization Entity, if different from CBOE, will (i) declare or pay any dividends, including dividends payable in additional membership interests or shares of capital stock of the CBOE Demutualization Entity, or other payments or distributions of any kind payable to either CBOE Seat Owners or CBOE Demutualization Entity shareholders as a group in respect of their status as CBOE Seat Owners or shareholders, or (ii) repurchase any membership interests from CBOE Seat Owners.  In addition, prior to Final

Approval, neither CBOE nor a CBOE Demutualization Entity, if different from CBOE, shall announce any intention with respect to any possible or future dividends, stock repurchases or other payments or distributions that might be made following CBOE’s Demutualization Transaction.

43.           If, in connection with the CBOE Demutualization Transaction or a CBOE Conversion Event, CBOE offers CBOE Seat Owners the opportunity to obtain a trading permit that will allow them to continue trading at CBOE following the CBOE Demutualization Transaction or CBOE Conversion Event, CBOE shall offer to all Participating Group A Settlement Class Members who are Temporary Members of CBOE immediately prior to the CBOE Demutualization Transaction or CBOE Conversion Event, or who held trading permits at that time if Temporary Members have been converted to holders of trading permits, the opportunity to obtain a trading permit on the same terms and conditions as are offered to CBOE Seat Owners.

44.           If either (a) CBOE or any of its affiliates provides, directly or indirectly, any securities, cash, property or other interests (including, but not limited to, memberships) to CBOE Seat Owners as a group after the date of this Stipulation other than Class A Common Stock of the CBOE Demutualization Entity, or (b) in connection with the CBOE Demutualization Transaction or a CBOE Conversion Event, any securities, cash, property or other interests (including but not limited to memberships) are provided to or retained by CBOE Seat Owners as a group other than Class A Common Stock of the CBOE Demutualization Entity, then the Settlement Consideration provided for in sub-clause (5) of paragraph 30CC hereof shall include a pool of securities, cash, property or other interests identical to those provided to or retained by the CBOE Seat Owners equal to (x) the aggregate number or amount of such securities, cash, property or other interests provided to or retained by the CBOE Seat Owners, times (y) 0.21951220 (the “Additional Consideration Pool”); provided, however, that neither (i) the issuance of trading permits or trading access to CBOE Seat Owners that must be paid for by the CBOE Seat Owners nor (ii) the rates to be paid with respect to such trading permits or trading access shall constitute securities, cash, property or other interests under this provision or give rise to any claim that any amounts should be included in or require the formation of an Additional Consideration Pool so long as the rates applicable to such trading permits or trading access are established in accordance with paragraph 45.  Each Person on the list of Participating Group A Settlement Class Members, for each Group A Settlement Unit shown as owned by such Participating Group A Settlement Class Member on that list, will be entitled to receive from the Additional Consideration Pool, simultaneously with the issuance or provision of such securities, cash, property or other interests to the CBOE Seat Owner, that number of securities or amount of cash, property or other interests, rounded to the nearest second decimal place in the case of any fractional securities, property or interests, equal to the lesser of (A) (1) the number or amount of such securities, cash, property or other interests in the Additional Consideration Pool divided by (2) the aggregate number of Group A Settlement Units owned by all of the Participating Group A Settlement Class Members as listed on the list of Participating Group A Settlement Class Members and (B) (1) the number or amount of such securities, cash, property or other interests in the Additional Consideration Pool divided by (2) 408.292682.  Any fractional securities, property or interests may be issued, held, leased (if a whole of such securities, property or other interests could otherwise be leased) and transferred in whole or in fractions, and any fractions may be combined by the holders thereof from time to time to form one or more whole securities, property or other interests.  In the event that interests are issued as a result of this paragraph 44 that create fractional trading rights, such fractional trading rights shall not confer on the holder thereof any rights of any kind except to the extent that a holder of fractional trading rights has combined together enough fractional trading rights that such person holds fractional trading rights equal to 100% of a full trading right.  Unless combined with other fractional trading rights to assemble a full trading right, any fractional trading rights provided under this paragraph 44 shall expire on the last day of the 24th month following the effective date of the CBOE’s Demutualization Transaction or any such applicable CBOE Conversion Event.

45.           CBOE agrees that if and when it sets the rates to be charged for trading permits or trading access to become effective at the time of the CBOE Demutualization Transaction or any CBOE Conversion Event or changes such rates from time to time, the board of directors of the CBOE will establish or approve such rates in good faith and at a rate that it believes will be in the best interests of the CBOE and the owners of the Common Stock of the CBOE Demutualization Entity as a whole, provided that this provision shall no longer apply after the completion of a CBOE Demutualization Transaction.

46.           If CBOE establishes a market or facilities for the trading of shares of Class A Common Stock of the CBOE Demutualization Entity, it shall establish a comparable market or facility for the trading of shares of Class B Common Stock of the CBOE Demutualization Entity.

INJUNCTION

47.           Pursuant to the Scheduling Order, pending final determination of whether the Settlement should be approved, Plaintiffs and all Settlement Class Members, their respective affiliates, their successors, transferees or assigns, and anyone claiming through or for the benefit of any of them, are barred and enjoined from commencing, or in any way participating in the commencement of, any new action or other proceeding, in any forum, asserting against any of the Released Parties any of the Settled Claims, either directly, representatively, derivatively, or in any other capacity.

EVENTS THAT WILL VOID THE SETTLEMENT

48.           In the event that the Settlement provided for in this Stipulation does not receive a majority vote by a quorum of CBOE members entitled to vote at a vote held prior to the Settlement Hearing or there is no Final Approval of the Settlement provided for in this Stipulation, including, but not limited to, the requirement of the Settlement that the Court certify the non-opt out class defined in paragraph 30AA, the Settlement shall be null and void and of no force and effect, unless otherwise agreed to in writing by the parties to this Stipulation, and all of the parties shall be restored to their respective positions as they existed prior to the execution of the Stipulation.  In the event that the Settlement is rendered null and void for any reason, Defendants reserve the right to oppose certification of any class in future proceedings or to seek to further revise the definition of the class, and this Stipulation shall not be deemed to prejudice in any way the respective positions of the parties with respect to this Action, and neither the existence of this Stipulation nor its contents shall be admissible in evidence or shall be referred to for any purpose in this Action or in any other litigation or proceeding.

AUTHORITY

49.           Each of the individuals executing the Stipulation on behalf of one or more of the parties warrants and represents that he or she has been duly authorized to execute this Stipulation on behalf of such party, and that it shall be binding on such party in accordance with its terms.

DENIAL OF LIABILITY

50.           Each party specifically disclaims any liability whatsoever relating to any of the Settled Claims, expressly denies having engaged in, or threatened to engage in, any wrongful or illegal activity, or having failed to act in any manner required by law or rule, or having violated, or threatened to violate, any law or regulation or duty, expressly denies that any person or entity has suffered any harm or damages as a result of such party’s involvement with the Settled Claims (or the events at issue therein), and such party is making this Settlement (without conceding any infirmity in such party’s defenses to the Settled Claims) solely to avoid the risk, distraction, burden, and expense occasioned by litigation.  The Court has made no finding that any party has engaged in any wrongdoing or wrongful conduct or otherwise acted improperly or in violation of any law or regulation or duty in any respect.

STIPULATION NOT AN ADMISSION

51.           No provisions contained in this Stipulation and no negotiations, statements, or proceedings in connection therewith shall be, or shall be argued to be, or shall be deemed to be a presumption, a concession, or an admission by any party of any fault, liability, omission, or wrongdoing as to any fact or claim alleged or asserted in this Action or any other actions or proceedings, or shall be interpreted, construed, deemed, invoked, offered, or received in evidence, or otherwise shall be used by any party or person in this or any other actions or proceedings, whether civil, criminal, or administrative, except in a proceeding to enforce the terms or conditions of this Stipulation.

COUNTERPARTS

52.           This Stipulation may be executed in any number of actual or copied counterparts and by each of the different parties on several counterparts, each of which when so executed and delivered will be considered to be an original.  The executed signature page(s) from each actual or copied counterpart may be joined together and attached and will constitute one and the same instrument.

WAIVER

53.           The waiver by any party of any breach of this Stipulation will not be deemed or construed as a waiver of any other breach of this Stipulation, whether prior, subsequent, or contemporaneous.

FURTHER ASSURANCES

54.           In addition to the actions specifically provided for in this Stipulation, the parties will use their reasonable best efforts from the date hereof to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper, or advisable under applicable laws, regulations, and agreements to consummate and make effective the Stipulation including, but not limited to, using their best efforts to resolve any objections raised to the Settlement.  The parties and their attorneys agree to cooperate fully with one another in seeking the Court’s approval of the Settlement and to use their best efforts to effect the consummation of the Settlement.  Without limiting the generality of the foregoing, CBOE shall not, through any reorganization, transfer of assets, merger, dissolution, issue or sale of memberships or securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed pursuant to this Stipulation by CBOE.

55.           Without further order of the Court, the parties may agree to request from the Court reasonable extensions of time not expressly set by Court order to carry out any of the provisions of this Stipulation.

REVIEW OF STIPULATION

56.           Each party represents and warrants that such party, or a responsible officer or partner or other fiduciary thereof, has read this Stipulation and understands its contents.

INVESTIGATION OF SETTLEMENT

57.           Each party represents and warrants that the party has made such investigation of the facts pertaining to the Settlement provided for in this Stipulation, and of all of the matters pertaining thereto, as the party deems necessary and advisable.

FEES AND EXPENSES

58.           Defendants shall have no obligation for any attorneys’ fees, costs and expenses incurred or advanced by any of the Plaintiffs in connection with the Action, the Eligibility Rule Filing, the Continued Membership Interpretation or the Transition Rule Filing, the Federal Appeal, or this Stipulation and the Settlement.  CME Group has paid, and agrees to continue to pay, the attorneys’ fees and expenses of Class Counsel.  The Plaintiff Michael Floodstrand will be paid a $15,000 class representative award from the Cash Pool in addition to any consideration he is otherwise entitled to receive as a Participating Settlement Class Member.

AMENDMENTS

59.           This Stipulation may not be amended, changed, waived, discharged, or terminated (except as explicitly provided herein), in whole or in part, except by an instrument in writing signed by all parties hereto.

GOVERNING LAW AND FORUM

60.           This Stipulation and the Settlement will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of law principles.  Any action relating to the enforcement of this Stipulation will be filed exclusively in this Court, and accordingly, each party hereto in any such action in the Court (i) consents to personal jurisdiction, (ii) consents to service of process by registered mail upon such party and/or such party’s agent, (iii) waives any objection to venue in the Court and any claim that Delaware or the

Court is an inconvenient forum, and (iv) waives any right to demand a jury trial as to any such action.

ENTIRE AGREEMENT

61.           This Stipulation constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous oral or written agreements, understandings, or representations, including, but not limited to, those contained in the Term Sheet dated on or about June 2, 2008 and in any press release, member communication or regulatory or other filing, whether public or otherwise, made by any of CBOE, CBOE Holdings, Inc., the Board of Trade, CBOT Holdings or CME Group.

SUCCESSORS AND ASSIGNS

62.           This Stipulation and the Settlement contained herein is and will be binding on, and inure to the benefit of, the parties and their respective affiliates, agents, executors, heirs, successors, transferees and permitted assigns and on all persons who become Settlement Class Members pursuant to the terms of this Stipulation and the Settlement.

NO ASSIGNMENT

63.           Plaintiffs warrant that they have not assigned, encumbered, or in any manner transferred (in whole or in part), or purported to assign, encumber, or in any manner transfer (in whole or in part), any Settled Claim, and that they will not do so at any time prior to the Settlement Date as defined herein.

INTERPRETATION

64.           This Stipulation and each of its provisions, shall be construed as having been drafted jointly by the parties, and no presumption shall apply to construe the language for or against any of the parties.

For CHICAGO BOARD OPTIONS

EXCHANGE, INCORPORATED and the

CBOE DIRECTOR DEFENDANTS

Samuel A. Nolen (#971)

Daniel A. Dreisbach (#2583)

Rudolf Koch (#4947)

Seth Barrett Tillman (#4777)

Richards, Layton & Finger, P.A.

One Rodney Square

P.O. Box 551

Wilmington, Delaware 19899

(302) 651-7700

Paul E. Dengel

Paul E. Greenwalt, III

For CME GROUP, INC.

Kenneth J. Nachbar (#2607)

Morris, Nichols, Arsht & Tunnell LLP

1201 N. Market Street
P.O. Box 1347

Wilmington, Delaware 19899-1347

(302) 658-9200

Jerrold E. Salzman

Skadden, Arps, Slate, Meagher & Flom LLP

333 W. Wacker Drive

Chicago, Illinois 60606

(312) 407-0718

Schiff Hardin LLP		By:	/s/ Jerrold E. Salzman
6600 Sears Tower
Chicago, Illinois 60606		Printed:	Jerrold E. Salzman
(312) 258-5600

For THE BOARD OF TRADE OF THE CITY
By:	/s/ Paul E. Dengel	OF CHICAGO, INC.

Printed:	Paul E. Dengel	Kenneth J. Nachbar (#2607)

Morris, Nichols, Arsht & Tunnell LLP

1201 N. Market Street
P.O. Box 1347

Wilmington, Delaware 19899-1347

(302) 658-9200

Hugh R. McCombs

Michele L. Odorizzi

Michael K. Forde

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606-4637

(312) 782-0600

Peter B. Carey

Law Offices of Peter B. Carey

11 South LaSalle Street, Suite 1600

Chicago, Illinois 60603

(312) 541-0360

Kevin M. Forde Kevin M. Forde, Ltd. 111 West Washington Street, Suite 1100 Chicago, Illinois 60602 (312) 641-1441

By:	/s/ Peter B. Carey

Printed:	Peter B. Carey

For MICHAEL FLOODSTRAND and
THOMAS J. WARD and All Others Similarly
Situated

Andre G. Bouchard (#2504)

222 Delaware Avenue, Suite 1400

Wilmington, Delaware  19801

(302) 573-3500

Gordon B. Nash, Jr.

Scott C. Lascari

Drinker Biddle & Reath LLP

191 North Wacker Drive, Suite 3700

Chicago, Illinois  60606-1698

(312) 569-1000

By:	/s/ Gordon B. Nash, Jr.

Printed:	Gordon B. Nash, Jr.